UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012 (November 20, 2012)

BlackRock, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 810-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      Compensatory Arrangements of Certain Officers

On November 20, 2012, BlackRock, Inc. (“BlackRock”) entered into a letter agreement (the “Agreement”) with Susan L. Wagner, formerly Vice Chairman of BlackRock and currently a member of BlackRock’s board of directors, pursuant to which BlackRock and Ms. Wagner agreed to certain terms of Ms. Wagner’s previously announced retirement from employment with BlackRock, which was effective on June 30, 2012.  In accordance with the Agreement, BlackRock will provide Ms. Wagner a lump-sum cash payment in respect of Ms. Wagner’s performance in 2012, calculated as 50% of her bonus compensation received in 2011, adjusted for BlackRock’s performance in the same manner as applied generally to BlackRock’s Global Executive Committee members for 2012 bonus compensation.  The Agreement also provides that year-end and partner equity awards previously granted to Ms. Wagner that had not yet vested at the time of Ms. Wagner's retirement will vest and be payable at the earlier of (i) the date such installment would have otherwise vested or (ii) July 1, 2013, subject to the terms and conditions of the applicable award agreements and plan documents.  In addition, Ms. Wagner will have the continued right to exercise vested stock options previously awarded, subject to the terms and conditions of the applicable stock option award agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description

10.1	Letter Agreement, dated November 20, 2012, between Susan L. Wagner and BlackRock, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

By:	/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title	Managing Director and Deputy General Counsel

Date: November 27, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated November 20, 2012, between Susan L. Wagner and BlackRock, Inc.